Exhibit 99.4

English Convenience Translation

of German Original. In case of

discrepancies between the German
Original and the English Translation,

the German shall prevail.

MERGER AGREEMENT

dated June 26, 2009

between

Julius Bär Invest AG
Bahnhofstrasse 40,
CH-8001 Zürich

(“JBI” or

the “Absorbing Company”)

and

Creinvest AG
Neugasse 4,
CH-6301 Zug

(“Creinvest” or

the “Transferring Company”)

(JBI and Creinvest each a “Party”, collectively the “Parties”)

regarding

Merger according to art. 3 et seq. of the Merger Act

TABLE OF CONTENTS

1.	Fusion	- 4 -

2.	Compensation	- 5 -

3.	Execution of the merger	- 6 -

4.	Information for the employees	- 6 -

5.	Special benefits	- 6 -

6.	Shareholders’ Meeting	- 7 -
	6.1. Shareholders’ Meeting of Creinvest	- 7 -
	6.2. Shareholders’ Meeting of JBI	- 7 -

7.	Further Convenants of the Parties	- 7 -

8.	Protections of the merger in case of objection to the merger resolutions	- 8 -

9.	Entry into effect and completion of the Merger Agreement	- 8 -
	9.1. Effectivenes	- 8 -
	9.2. Conditions Precedent	- 8 -
	9.3. Completion of the Agreement	- 8 -

10.	Miscellaneous	- 9 -
	10.1. Confidentiality	- 9 -
	10.2. Costs	- 9 -
	10.3. Communications	- 9 -
	10.4. Entire Agreement; Amendments	- 10 -
	10.5. No Waiver	- 10 -
	10.6. Severabitily Clause	- 10 -
	10.7. Applicable Law and Jurisdiction	- 10 -

APPENDICES

Appendix No	Appendix
Appendix 1	Merger Balance Sheet of Creinvest as per April 30, 2009
Appendix 2	Calculation method for merger compensation

PRELIMINARY REMARKS

(A)

Creinvest is a Swiss stock corporation according to art. 620 et seq. of the Swiss Code of Obligations (“CO”) with registered office in Zug. The share capital of Creinvest amounts to CHF 1,042,750 and is divided into 485,000 fully paid-in bearer shares with a par value of CHF 2.15 each (the “Creinvest-Shares”). The corporate purpose of Creinvest is to directly or indirectly invest the company’s assets in non-traditional funds and similar assets with the purpose of achieving a maximum return on investment.

(B)

JBI is a Swiss stock company according to art. 620 et seq. CO with registered office in Zurich. The share capital of JBI amounts to CHF 10,250,000 and is divided into 6,500 fully paid-in registered shares with a par value of CHF 1,000 each and 3,750 fully paid-in bearer shares with a par value of CHF 1,000 each. The corporate purpose of JBI is to acquire and to manage long-term participations in other companies, especially through the acquisition of securities. JBI is a direct, wholly-owned subsidiary of Julius Bär Holding AG, Zurich (“JBH”). JBH is a Swiss stock company according to art. 620 et seq. CO with registered office in Zurich. The share capital of JBH amounts to CHF 10,331,537.80 and is divided into 206,630,756 fully paid-in registered shares with a par value of CHF 0.05 each (“JBH-Shares”). The JBH-Shares are listed on the SIX Swiss Exchange. After the separation of the private banking activities from the asset management activities of the Julius Bär Group (the “Bär-Demerger”), the completion of which is expected in September 2009, JBI will continue to be a wholly-owned subsidiary of JBH whose company name will be GAM Holding AG (“GAM”). JBI, as a future company of the GAM-group, will change its company name accordingly at a later date.

(C)	JBI holds 196,000 Creinvest shares as per signature date of this Agreement.

(D)

The Parties have agreed that JBI will take over Creinvest by means of a merger by absorption according to art. 3 et seq. of the Federal Act on Mergers, Spin-offs, Changes of Corporate Form and Transfers of Assets of October 3, 2003 (“Merger Act”). Within the scope of this merger, the shareholders of Creinvest (with the exception of JBI) will receive adequate compensation which will consist of JBH-Shares (subject to a possible surplus settlement).

Now therefore, the Parties agree as follows:

1.	FUSION

(a)

Subject to the approval of this Agreement by the shareholders’ meetings of each Party (as defined hereinafter), JBI (Absorbing Company) acquires Creinvest (Transferring Company) by means of a merger by absorption according to art. 3 et seq. of the Merger Act.

Concurrently with the registration of the merger in the commercial register, all assets and liabilities of Creinvest shall be transferred to JBI at book value by means of a universal succession. Creinvest shall be deleted upon registration of the merger in the commercial register.

(b)	The merger shall be based on the audited interim balance sheet of Creinvest as per April 30, 2009, a copy of which is attached to this Agreement as Appendix 1.

(c)	As from August 4, 2009 all actions of Creinvest shall be deemed to have been carried out for the account of JBI.

(d)	The members of the board of directors of Creinvest and JBI have approved this Agreement.

(e)	The Parties have approved a joint merger report. PricewaterhouseCoopers, Zug, has been engaged as joint auditor.

2.	COMPENSATION

(a)

The Parties agree that the shareholders of Creinvest, with the exception of JBI, shall receive a compensation in accordance with art. 8 para. 2 of the Merger Act. The compensation shall consist of JBH-Shares (and a possible surplus settlement). Upon completion of the merger, the shareholders of Creinvest, with the exception of JBI, shall receive a certain number of JBH-Shares for each Creinvest-Share which is derived based on the calculation method set forth in Appendix 2.

(b)

As a result of their negotiations, the Parties have agreed on a compensation calculation according to IFRS-principles based on the consolidated net asset value of Creinvest as per the Due Date (“Due Date” shall be the Monday preceding the date of the calculation date (as defined hereinafter); the Due Date is currently expected to be July 27, 2009) which will be calculated by the Parties on the Thursday preceding the Creinvest shareholders’ meeting (the “Calculation Date”; the Calculation Date is currently expected to be July 30, 2009), applying a discount of 1%, (the “Due Date NAV”) and based on the average of the volume-weighted daily average trading price of the JBH-Shares during the last 5 trading days preceding the Calculation Date (presumably from July 24, 2009 until July 30, 2009) (the “JBH-Market Price”), in accordance with the calculation method set forth in Appendix 2. The Due Date NAV will be calculated by the Parties on the Calculation Date after the closing of the stock exchange and published together with the exchange ratio.

(c)	The compensation will be paid directly by JBI or by JBH, the parent company of JBI.

(d)

As completion of the merger will occur prior to the Bär-Demerger, the completion of which is expected for September 2009, the Bär-Demerger will not have an impact on the compensation calculation according to the calculation method set forth in Appendix 2. If for any reason the merger is not executed before the Bär-Demerger, the Parties will proceed as set forth in art. 17 of the Merger Act.

(e)	Subject to the completion of the merger, the JBH-Shares which the shareholders of Creinvest will receive in connection with the merger are entitled to dividends for the complete business year 2009.

(f)

PricewaterhouseCoopers, Zug, as merger auditor has confirmed that the valuation method is justified and adequate. The audit report can be reviewed at the registered office of JBI and Creinvest, respectively. Based on this, the Parties consider the compensation under this Agreement as fair and adequate.

3.	EXECUTION OF THE MERGER

(a)

The Parties agree that the compensation for the Creinvest shareholders will be made by way of exchange of JBH-Shares for Creinvest Shares. JBI shall ensure that JBH assigns and transfers the JBH-Shares to the Creinvest shareholders in accordance with this Agreement and the law.

(b)

With respect to Creinvest shareholders whose shares are held in a bank deposit, the exchange will take place immediately after the completion of the merger according to section 9.2. Creinvest shareholders who hold their shares themselves will be informed separately by Creinvest and JBI about the exchange after the shareholders’ meeting.

4.	INFORMATION FOR THE EMPLOYEES

Creinvest shall inform its employees about the reason as well as the legal, economic and social consequences of the Merger. The Parties confirm that no measures according to art. 333a para. 2 of the CO are planned. JBI does not have any employees.

5.	SPECIAL BENEFITS

In connection with the Merger no special benefits will be granted to the members of the board of directors or the management board of the Absorbing company or the Transferring Company.

6.	SHAREHOLDERS’ MEETING

6.1.	SHAREHOLDERS’ MEETING OF CREINVEST

(a)

The board of directors of Creinvest shall submit this Agreement to the extraordinary general shareholders’ meeting (the “Creinvest Shareholders’ Meeting”) and propose to the shareholders that this Agreement be approved. The Creinvest Shareholders’ Meeting is expected to take place on August 3, 2009.

(b)	The approval of this Agreement by the Creinvest Shareholders’ Meeting will require a majority as set forth in art. 18 para. 5 of the Merger Act, i.e. the approval of at least 90% of all votes.

6.2.	SHAREHOLDERS’ MEETING OF JBI

(a)

The board of directors of JBI shall submit this Agreement to the extraordinary general shareholders’ meeting (the “JBI Shareholders’ Meeting”) and propose to the shareholders that this Agreement be approved. The Creinvest Shareholders’ Meeting is expected to take place on August 3, 2009 as well.

(b)

The approval of this Agreement by the JBI Shareholders’ Meeting will require a majority as set forth in art. 18 para. 1 lit. a of the Merger Act, i.e. the approval will require at least two thirds of the votes of shares and the absolute majority of the par value of the shares represented at the JBI Shareholders’ Meeting.

7.	FURTHER CONVENANTS OF THE PARTIES

(a)	The Parties agree to conduct their business in the ordinary course of business during the period from signing of this Agreement until completion of the Merger.

(b)

Creinvest will duly file the application for the delisting of the Creinvest Shares with the SIX Swiss Exchange and timely publish the delisting notice to ensure that the delisting of the Creinvest shares will be completed as soon as possible after the completion of the Merger (presumably on August 7, 2009) subject to the approval by the shareholders’ meeting of Creinvest and JBI, respectively, of the Merger according to Sections 6.1 and 6.2.

8.                                 PROTECTIONS OF THE MERGER IN CASE OF OBJECTION TO THE MERGER RESOLUTIONS

(a)                             In case a third party objects to the resolutions of the shareholders’ meeting of Creinvest or JBI (such objections including registry ban), the Parties will support each other in defending such objections.

(b)                            If the resolutions of the shareholders’ meetings cannot be registered in the commercial register by December 31, 2009, each Party shall have the right to terminate the Agreement and to effect the reversal of the merger resolutions at an extraordinary shareholders’ meeting.

9.                                 ENTRY INTO EFFECT AND COMPLETION OF THE MERGER AGREEMENT

9.1.                       EFFECTIVENES

This Agreement enters into effect upon its execution.

9.2.                       CONDITIONS PRECEDENT

The completion of this Agreement is subject to the following conditions precedent:

(a)                             The shareholders’ meetings of Creinvest and JBI, respectively, shall have approved the Merger according to Sections 6.1 and 6.2.

(b)                            No third Party shall make a takeover offer (pursuant to art. 22 et seq. of the Federal Act on Stock Exchanges and Securities Trading (“SESTA”)) prior to the completion of the merger. The publication of a pre-announcement or the publication of an offer prospectus is deemed to be a takeover offer pursuant to this provision.

9.3.                       COMPLETION OF THE AGREEMENT

(a)                             This Agreement (and the Merger) will be deemed to be completed upon the corresponding registrations in the commercial register.

(b)                            The merger applications are to be filed by Creinvest and JBI with the competent commercial register in such a manner that the registration will be executed on the first business day following the day of the last shareholders’ meeting pursuant to Section 6.

(c)                             This Agreement will terminate if the Merger has not been registered in the commercial register by December 31, 2009; upon termination of the Agreement, all rights and obligations under this Agreement will terminate except for Sections 10.1, 10.2 and 10.7.

(d)                            Subject to the shareholders’ meetings of Creinvest and JBI approving the Merger pursuant to Sections 6.1 and 6.2, trading in Creinvest-Shares will be suspended as from the first business day following the date of the Creinvest Shareholders’ Meeting. The Creinvest-Shares are expected to be delisted on the fourth business day following the Creinvest Shareholders’ Meeting.

10.                          MISCELLANEOUS

10.1.                CONFIDENTIALITY

The Parties shall keep this Agreement and its content strictly confidential. Without the prior written consent of the other Party, neither Party shall be allowed to communicate any information about this Agreement or its content or to publish a press release or any other communications. Legal information duties vis-à-vis authorities and courts as well as the SIX Swiss Exchange are excluded from this provision.

10.2.                COSTS

If the Agreement is not completed, each Party shall pay any costs and charges incurred by such Party in connection with this Agreement and the transactions provided in it. Jointly incurred costs will be borne equally. If the Merger is completed, JBI shall bear all costs.

10.3.                COMMUNICATIONS

(a)                             Any statements, communications, requests or instructions relating to this Agreement must be effected in written from and shall be delivered by way of personal delivery, registered mail, courier or telefax (followed by personal delivery, registered mail or courier) to the addresses indicated below (or, if necessary, to other addresses that are communicated pursuant to this provision):

To Creinvest:

Creinvest AG

Zuhanden von Herrn Roman Aschwanden

Neugasse 4

CH-6301 Zug

Fax: +41 (0)41 711 60 46

To JBI:

Julius Bär Invest AG

Zuhanden von Herrn Christoph Hiestand

Bahnhofstrasse 40

8001 Zürich

Fax: +41 (0) 58 888 55 17

(b)                            Any statements, communications, requests or instructions relating to this Agreement are considered to be delivered on the bank business day (Zurich) on which the recipient receives them by way of personal delivery, registered mail, courier or telefax.

10.4.                ENTIRE AGREEMENT; AMENDMENTS

(a)                             This Agreement (including its appendices) contains all Agreements of the Parties in connection with the subject of this Agreement and replaces any other previous oral or written, explicit or implicit, Agreement, arrangement, negotiation, correspondence, undertaking or communication.

(b)                            Amendments of this Agreement, including this provision, are to be made in written form.

10.5.                NO WAIVER

The omission of a Party to claim a right under this Agreement shall not be interpreted as a waiver of such right.

10.6.                SEVERABITILY CLAUSE

In the event that any provisions of this Agreement are to be considered to be invalid or unenforceable for any reason whatsoever, such provisions shall be modified in a manner that comes as close as was originally intended by the Parties. The invalidity or amendment of a provision of this Agreement shall not have any impact on the validity or the enforceability of the other provisions of the Agreement, unless this would be inequitable for one Party.

10.7.     APPLICABLE LAW AND JURISDICTION

(a)                             This Agreement shall be subject to and governed by Swiss law.

(b)                            Any and all disputes arising out of or in connection with this Agreement shall be submitted to the exclusive jurisdiction of the Commercial Court of the Canton of Zurich.

[Signatures on separate page]

Zurich, June 26, 2009

The Absorbing Company:

Julius Bär Invest AG

Fabio Oetterli	Jean-François Alarie
Chairman of the board of directors	Member of the board of directors

The Transferring Company:

Creinvest AG

Frank Schneider	Roman Aschwanden
Vice-chairman of the board of directors	Delegate of the board of directors

Appendix 1

Merger balance sheet of Creinvest as per April 30, 2009

(attachment)

Appendix 2

Calculation method for merger compensation

a = n (x * b) / c

a:                                  Number of JBH-Shares which a Creinvest shareholder receives at the time of the completion of the Merger in exchange for the (n) Creinvest-Shares held by such shareholder at such time, wheras the result will be rounded down to the next integral number and the difference (in the form of the surplus settlement) will be paid out in cash

n:                                 Number of Creinvest Shares which are held by a Creinvest shareholder at the time of the completion of the Merger

x:                                   Discount of 1%

b:                                 Due Date NAV per Creinvest Share

c:                                  Average of the volume-weighted daily average trading price of the JBH-Share during the last 5 trading days prior to the Calculation Date (presumably from July 24, 2009 until July 30, 2009)

Example for the calculation of the exchange ratio:

Using a Due Date NAV of CHF 270.04 per Creinvest share (b) and a volume weighted average trading price of CHF 45.51 per JBH share (c), the following exchange ratio would result for 10 Creinvest-Shares:

a:                                  10 * 0.99 * CHF 270.04 / CHF 45.51 = 58.7430, this means that, in exchange for 10 Creinvest-Shares, a Creinvest-Shareholder receives 58 JBH-Shares and a surplus settlement of CHF 33.80